UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No.__)

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AMERICAN RAILCAR INDUSTRIES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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100 Clark Street, St. Charles, Missouri 63301
americanrailcar.com
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On June 5, 2018
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To Our Shareholders:

The Annual Meeting of Shareholders (the Annual Meeting) of American Railcar Industries, Inc. (the Company) will be held beginning at 10:00 a.m., local time, on June 5, 2018 at Embassy Suites, 2 Convention Center Plaza, St. Charles, Missouri 63303 for the following purposes:

1.	To elect seven directors to serve for the ensuing year and until their successors are duly elected and qualified.

2.	To vote on a nonbinding advisory resolution to approve our executive compensation.

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items are more fully described in the proxy statement. Only shareholders of record at the close of business on the record date, April 16, 2018, are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. A list of shareholders will be open for inspection by any shareholder at the Company's principal executive office, 100 Clark Street, St. Charles, Missouri 63301, for the purpose of communicating with other shareholders concerning the Annual Meeting beginning two business days after this proxy is made available to shareholders and continuing through the Annual Meeting. Such list will also be available for inspection at the Annual Meeting.

This booklet includes the formal notice of the meeting and the proxy statement. Pursuant to the rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the Notice) to our shareholders. All shareholders will have the ability to access the proxy materials on a website referenced in the Notice or request a printed or digital set of the proxy materials. Instructions regarding how to access the proxy materials over the Internet or to request a printed or digital copy may be found in the Notice. In addition, shareholders may request proxy materials in printed or digital form by mail, telephone or electronically by email on an ongoing basis.

All shareholders are cordially invited to attend the Annual Meeting. However, to assure your representation at the Annual Meeting, you are urged to cast your vote as promptly as possible by proxy over the Internet by following the instructions provided in the Notice, by telephone or by requesting a paper proxy card to sign, date and return by mail. Shareholders who attend the Annual Meeting may revoke their proxies and vote in person, if they so desire.

By Order of the Board of Directors

/s/ John O'Bryan

John O'Bryan
President and Chief Executive Officer

April 26, 2018
St. Charles, Missouri

YOUR VOTE IS IMPORTANT!

Whether or not you expect to attend the Annual Meeting, please vote as promptly as possible. Even if you have given your proxy, the proxy may be revoked at any time prior to exercise by filing with the Secretary of the Company a written revocation, by executing a proxy with a later date, or by attending and voting at the meeting.
IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE COMPANY'S ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 5, 2018: This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The Notice of Internet Availability of Proxy Materials, the Proxy Statement, the Company's Annual Report for the fiscal year ended December 31, 2017 and the Proxy Card are available for viewing, printing, and downloading at proxyvote.com.
If you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before May 27, 2018 to facilitate timely delivery.
You may make a written or oral request for a paper or email copy of these documents by sending a written notification to the Secretary, American Railcar Industries, Inc., 100 Clark Street, St. Charles, Missouri 63301, stating your name, your address, and the address to which we should direct the materials, or by calling our executive office at (636) 940-6000.

American Railcar Industries, Inc.

Proxy Statement

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PROXY STATEMENT
2018 ANNUAL MEETING OF SHAREHOLDERS
To Be Held On June 5, 2018
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General
This proxy is solicited on behalf of the board of directors of American Railcar Industries, Inc. (the Company, ARI, we, us or our) for use at the Annual Meeting of Shareholders to be held on June 5, 2018 (the Annual Meeting), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at Embassy Suites, 2 Convention Center Plaza, St. Charles, Missouri 63303. This proxy statement, the Notice of Internet Availability of Proxy Materials, the Notice of Annual Meeting, the proxy card and the Annual Report to shareholders first will be made available to you on or about April 26, 2018.
Record Date, Stock Ownership and Voting
Only shareholders of record at the close of business on April 16, 2018 will be entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. As of that date, there were outstanding and entitled to vote 19,083,878 shares of our common stock, par value $0.01 per share (Common Stock). Each shareholder is entitled to one vote for each share of Common Stock on each matter properly brought before the Annual Meeting. Shares represented by a proxy, if properly executed and received by the Company prior to the Annual Meeting, will be voted at the Annual Meeting and at any adjournment or postponement thereof in the manner specified, or, if not specified, "FOR" the election of the seven nominees for director and "FOR" the advisory resolution to approve our executive compensation. If any other matters shall properly come before the Annual Meeting, the proxy will be voted by the proxies in accordance with their best judgment.
The presence, in person or by proxy, of the holders of record of a majority of the shares of Common Stock outstanding and entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. A majority of the votes properly cast will adjourn the Annual Meeting, whether or not a quorum is present.
The proxy card provides space for a shareholder to vote "FOR" or "AGAINST", or to "ABSTAIN" with respect to (i) each candidate for election to the Company's board of directors and (ii) the advisory resolution to approve our executive compensation. To be elected, a candidate must receive the affirmative vote (i.e., a "FOR" vote) of at least a majority of the total votes cast "FOR" and "AGAINST" the candidate's election. Similarly, to be approved, the advisory resolution on executive compensation must receive the affirmative vote of at least a majority of the total votes cast "FOR" and "AGAINST" such proposal.
Votes cast by proxy or in person at the Annual Meeting will be tabulated by an inspector of elections appointed by the Company for the Annual Meeting. The inspector of elections will treat abstentions as shares of Common Stock that are present and entitled to vote for purposes of determining a quorum. However, abstentions will have no effect on the outcome of the vote for the election of directors or the vote to approve our executive compensation on an advisory basis. Broker non-votes (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on the matter) are not considered in determining a quorum, as shares voting or as votes cast with respect to any matter presented at the Annual Meeting and will have no effect on the outcome of any matter.
Revocability of Proxies
Any proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company a written revocation, by executing a proxy bearing a later date or by attending the Annual Meeting and voting in person. Our executive office is located at 100 Clark Street, St. Charles, Missouri 63301.
Costs of Solicitation
All costs of our solicitation of proxies will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies may be supplemented by telephone, electronic, or personal solicitations by directors, officers or employees of the Company. No compensation beyond the compensation provided to such director, officer or employee in connection with that position and unrelated to solicitations will be paid for any such services.
PROPOSAL NO. 1
ELECTION OF DIRECTORS

At the Annual Meeting seven directors are to be elected who shall hold office until the next Annual Meeting of Shareholders. We list below certain biographical and other information concerning each of our nominees for director. Our full board of directors has nominated each of our current directors for re-election as directors.

The size of our board of directors is currently set at nine although there are currently two existing vacancies. Our board of directors has not nominated candidates to fill these vacancies, as it continues to consider whether to fill such vacancies, to reduce the size of the board, or to take other action with respect to the size of the board. As a result, there are seven nominees for election as directors at the Annual Meeting. Proxies cannot be voted for a greater number of persons than the seven named in this proxy statement.

Unless otherwise instructed, the proxy holders will vote the proxies received by them "FOR" the election of each of the seven nominees listed below. All nominees have consented to serve as directors if elected, but if any of them should decline or be unable to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee, if any, who shall be designated by the present board of directors to fill the vacancy. The term of office of each person elected as a director will continue until our next Annual Meeting of Shareholders or until a successor has been duly elected and qualified.

The Board of Directors unanimously recommends you vote "FOR" the election of each of the seven nominees to the Board of Directors set forth below.

Set forth below is certain biographical information regarding the nominees as of April 26, 2018.

Name	Age	Position	Director Since
SungHwan Cho	44	Chairman of the Board	2011
James C. Pontious (1)	79	Director	2006
J. Mike Laisure (1)	66	Director	2006
Harold First (2)	81	Director	2007
Jonathan Frates (3)	35	Director	2016
Michael Nevin	34	Director	2017
Patricia A. Agnello (4)	61	Director	2017

(1)    Member of the Audit Committee
(2)    Chair of the Audit Committee
(3)    Chair of the Compensation Committee
(4)    Member of the Compensation Committee

Director Qualification Standards

We will only consider as candidates for director individuals who possess the highest personal and professional ethics, integrity and values, and who are committed to representing the long-term interests of our shareholders.  In evaluating candidates for nomination as a director, our board of directors may consider all factors it deems relevant, including current or recent experience as a leader of another major complex organization; business and financial expertise; experience as a director of a public company; current or prior railcar and/or manufacturing industry experience; independence; diversity and the extent to which the candidate would fill a present need on the board of directors.  In addition, in composing a well-rounded board of directors, we look for those individuals who would bring a variety of complementary skills to form a board of directors that possesses the appropriate skills and experience to oversee our management team and our business.  Listed below are our director nominees and their biographies and, for each director, we summarize why that director has been chosen to serve on our board of directors.

Directors and Nominees

SungHwan Cho. Mr. Cho has served on our board of directors since June 2011 and as chairman of the board since July 2014. Mr. Cho has served as Chief Financial Officer of Icahn Enterprises L.P. (IELP), a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, mining, real estate and home fashion since March 2012. Prior to that time, he was Senior Vice President and previously Portfolio Company Associate at IELP since October 2006.

Mr. Cho has been a director of: Hertz Global Holdings, Inc. (Hertz Holdings), a company engaged in the car rental business, since May 2017; Ferrous Resources Limited (Ferrous Resources), an iron ore mining company with operations in Brazil, since June 2015; CVR Refining, LP (CVR Refining), an independent downstream energy limited partnership, since January 2013; IELP, since September 2012; and CVR Energy, Inc. (CVR Energy), a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries, since May 2012.

In addition, Mr. Cho serves as a director of certain wholly-owned subsidiaries of IELP, including: Federal-Mogul Holdings LLC (formerly known as Federal-Mogul Holdings Corporation) (Federal-Mogul), a supplier of automotive powertrain and safety components; Icahn Automotive Group LLC (Icahn Automotive), an automotive parts installer, retailer and distributor; PSC Metals Inc. (PSC Metals), a metal recycling company; and WestPoint Home LLC (WestPoint Home), a home textiles manufacturer. Mr. Cho was also a member of the Executive Committee of American Railcar Leasing LLC (ARL), a lessor and seller of specialized railroad tank and covered hopper railcars, from September 2013 to June 2017, when ARL was sold to a third party. Mr. Cho was previously a director of: CVR Partners LP (CVR Partners), a nitrogen fertilizer company, from May 2012 to April 2017; Viskase Companies, Inc. (Viskase Companies), a meat casing company, from November 2006 to April 2017; and Take-Two Interactive Software Inc. (Take Two Interactive Software), a publisher of interactive entertainment products, from April 2010 to November 2013. Ferrous Resources, CVR Refining, IELP, CVR Energy, Federal-Mogul, Icahn Automotive, WestPoint Home, PSC Metals, CVR Partners and Viskase Companies each are indirectly controlled by Mr. Carl Icahn. With respect to ARL, Hertz Holdings and Take-Two Interactive Software, Mr. Carl Icahn, directly or indirectly, either (i) controls, or at such time controlled, such company or (ii) has, or at such time had, an interest in such company through the ownership of securities. Mr. Cho received a B.S. in Computer Science from Stanford University and an M.B.A from New York University, Stern School of Business.

The board of directors has concluded that Mr. Cho should serve as a director and as chairman of our board of directors because of his significant experience in leadership roles as an officer and/or director of various companies, as discussed above. In particular, his service as the Chief Financial Officer of IELP enables him to understand the complex business and financial issues that ARI may face.

James C. Pontious.  Mr. Pontious has served on our board of directors and as a member of our audit committee since January 2006. Since May 2005, Mr. Pontious has been a railroad industry consultant in the areas of business development, acquisition and investment for various clients focused on the rail industry. Mr. Pontious served Westinghouse Airbrake Technology Corporation (Wabtec), a public company that supplies air brakes and other equipment for locomotives, freight railcars and passenger transit vehicles, as a business development consultant from May 2005 through May 2006, as Vice President of Special Projects for Business Development from January 2003 through April 2005 and as Vice President of Sales and Marketing from April 1990 to January 2003. Mr. Pontious also served as Vice President of Sales and Marketing at New York Air Brake Company, a unit of General Signal Corporation, from 1977 to 1990 and was a trustee/director of the Watertown Savings Bank from 1979 to 1990. Prior to this, Mr. Pontious served the Pullman-Standard division of Pullman, Inc., a freight and passenger railcar manufacturer, from 1961 to 1977 in various management positions in the areas of sales, marketing and operations. Mr. Pontious has served as a director of the Intermodal Transportation Institute at the University of Denver and as chairman of the Passenger Transportation Committee of the Railway Progress Institute in Washington DC. Mr. Pontious holds a B.B.A. from the University of Minnesota. Mr. Pontious also served in the United States Marine Corps.

The board of directors has concluded that Mr. Pontious should serve as a director and a member of our audit committee because of his significant experience in the rail industry and his business development and financial background. Mr. Pontious' experience with a rail industry supplier provides a unique perspective and insight to us as a railcar manufacturer. Mr. Pontious also has significant business experience and has held leadership roles in various companies, as discussed above, that provide an insight beyond that of the rail industry.

J. Mike Laisure.  Mr. Laisure has served on our board of directors and as a member of our audit committee since January 2006. Since March 2016, Mr. Laisure has served as Chief Executive Officer of API Heat Transfer, an industrial company that designs, manufactures and distributes heat transfer products in highly engineered applications. Prior to this, Mr. Laisure served as Chief Executive Officer of Fluid Routing Solutions (FRS), an automotive supplier that designs and manufactures fluid and fuel handling systems, which was formerly known as Mark IV Industries.  FRS filed for bankruptcy protection under Chapter 11 in February 2009 and emerged from Chapter 11 in March 2009.  In March 2012, Mr. Laisure sold all of his interests in FRS to ParkOhio Industries, Inc. From December 2006 through July 2007, Mr. Laisure served as President of Delco Remy, Inc., a manufacturer of starters, alternators and rotating electrics for the automotive, commercial vehicle and off-highway markets. Since May 2005, Mr. Laisure has been consulting as an independent contractor for the automotive and industrial manufacturing space. Prior to this, he spent 32 years in various corporate accounting, sales, engineering and operational positions with Dana Holding Corporation (Dana), a publicly held corporation that designs, manufactures and supplies vehicle components and technology, and its predecessors. Mr. Laisure served as President of Dana's Automotive Systems Group from March 2004 to May 2005. From December 2001 to February 2004, Mr. Laisure served as President of Dana's Engine and Fluid Management Group and, from December 1999 to November 2001, he served as President of Dana's Fluid Management Group. In addition, he served on the board of directors of various Dana joint ventures, including joint ventures in Germany, Indonesia, Mexico and Turkey. Mr. Laisure served as director of finance of P.T. Spicer Indonesia, a manufacturer of axles and driveshafts, from 1982 to 1984. He served as accountant, internal auditor and controller at Perfect Circle, a manufacturer of automotive engine components, from 1973 to 1981. Also, Mr. Laisure served as a director of Federal-Mogul, a supplier of automotive powertrain and safety components, from February 2008 to March 2017. Mr. Carl Icahn holds a controlling interest in Federal-Mogul. Mr. Laisure received a B.A. in Accounting from Ball State University and an M.B.A. from Miami (Ohio) University, and has completed the Harvard University Advanced Management Program.

The board of directors has concluded that Mr. Laisure should serve as a director and a member of our audit committee because of his significant business experience and leadership roles in the manufacturing industry, as discussed above. Mr. Laisure also has extensive accounting and finance experience, as well as experience with joint ventures in the manufacturing industry.

Harold First. Mr. First has served on our board of directors and as chair of our audit committee since January 2007. Mr. First has been an independent financial consultant since January 1993. Since November 2007, Mr. First has been a director of Lexington Realty Trust, a New York Stock Exchange (NYSE) traded real estate investment trust that merged with Newkirk Realty Trust, Inc. (Newkirk), another NYSE traded real estate investment trust, on December 31, 2006. Mr. First was a director of Newkirk from March 2006 to December 2006. Mr. First was a director of WestPoint Home, a home textiles manufacturer, from November 2005 to December 2011, XO Holdings, a competitive provider of telecom services, from April 2010 to July 2011, GB Holdings, Inc. (GB Holdings), which owned an interest in Atlantic Coast Holdings, Inc., the former owner and operator of The Sands Hotel and Casino in Atlantic City, from January 2006 to December 2006, and PANACO Inc., an oil and gas-drilling firm, from September 1997 to December 2003. With respect to WestPoint Home, XO Holdings, and GB Holdings, Mr. Carl Icahn, directly or indirectly, either (i) at such time controlled such company or (ii) at such time had an interest in such company through the ownership of securities. Mr. First is a Certified Public Accountant and holds a B.S. from Brooklyn College.

The board of directors has concluded that Mr. First should serve as a director and as chair of our audit committee because of his significant business experience as well as his experience as a director in various companies, as discussed above. In particular, Mr. First's financial and accounting experience provides leadership and insight to our audit committee.

Jonathan Frates. Mr. Frates has served on our board of directors since March 2016 and has served as a portfolio company associate at IELP, a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, mining, real estate and home fashion, since November 2015. Prior to joining IELP, Mr. Frates served as a senior business analyst at First Acceptance Corporation and as an associate at its holding company, Diamond A Ford Corporation. Mr. Frates began his career as an investment banking analyst at Wachovia Securities LLC. Mr. Frates has served as a director of: Ferrous Resources, an iron ore mining company with operations in Brazil, since December 2016; CVR Partners, a nitrogen fertilizer company, since April 2016; Viskase Companies, a meat casing company, since March 2016; CVR Energy, a diversified holding company primarily engaged in petroleum refining and nitrogen fertilizer manufacturing industries, since March 2016; and CVR Refining, an independent downstream energy limited partnership, since March 2016. Ferrous Resources, Viskase Companies, CVR Energy, CVR Refining and CVR Partners are each indirectly controlled by Mr. Carl Icahn. Mr. Frates received a B.B.A from Southern Methodist University and an M.B.A from Columbia Business School.

The board of directors has concluded that Mr. Frates should serve as a director because of his financial acumen and experience in various companies, as discussed above. His service on the boards of other companies provides the board of directors with additional perspective on the Company’s operations.

Michael Nevin. Mr. Nevin has served on our board of directors since February 2017 and has been employed as a financial analyst at IELP, a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, mining, real estate and home fashion, since July 2015.  Mr. Nevin is responsible for analyzing and monitoring portfolio companies for IELP. Prior to that time, Mr. Nevin was employed by Jefferies LLC as a Research Analyst from April 2014 to July 2015 covering the utilities sector. Mr. Nevin was also employed by JP Morgan Investment Bank in various roles from March 2009 to April 2015. Mr. Nevin has been a director of: Viskase Companies, a meat casing company, since April 2017; Conduent Incorporated (Conduent), a provider of business process outsourcing services, since December 2016; Ferrous Resources, an iron ore mining company with operations in Brazil, since December 2016; and Federal-Mogul, a supplier of automotive powertrain and safety components, since February 2016. Viskase Companies, Ferrous Resources, and Federal-Mogul are each indirectly controlled by Mr. Carl Icahn. Mr. Carl Icahn also has a non-controlling interest in Conduent through the ownership of securities. Mr. Nevin received his B.S. from Drexel University.

The board of directors has concluded that Mr. Nevin should serve as a director because of his financial acumen and experience in various companies, as discussed above. His service on the boards of other companies provides the board of directors with additional perspective on the Company’s operations.

Patricia A. Agnello. Ms. Agnello has served on our board of directors and as a member of our compensation committee since November 2017. Ms. Agnello has been the Chief Human Resources Officer & Employment Counsel for Insight Portfolio Group LLC (Insight Portfolio Group), an entity affiliated with Mr. Carl Icahn, our principal beneficial stockholder through IELP, since May 2007.  In this capacity, Ms. Agnello provides human resources advice to the Company and other companies with which Mr. Icahn has a relationship.  Prior to joining Insight Portfolio Group, Ms. Agnello held senior human resources positions at Integro Insurance Brokers, North Fork Bank, Marsh & McLennan Companies, Inc., PriceWaterhouseCoopers, and the Exxon Corporation.  Ms. Agnello has been a director of: Icahn Automotive Group LLC, an automotive parts installer, retailer and distributor, since 2017; Trump Entertainment Resorts, Inc., a gaming and hospitality company, since 2016; and PSC Metals, Inc., a metal recycling company, since 2012.  Icahn Automotive Group, Trump Entertainment Resorts, and PSC Metals are each indirectly controlled by Mr. Carl Icahn.  Ms. Agnello received a J.D. from St. John’s University School of Law, an MBA in Human Resources Management from Adelphi University, and a BA in Liberal Arts from Marymount Manhattan College.

The board of directors has concluded that Ms. Agnello should serve as a director because of her business acumen and experience in various companies including as it relates to human-resources related matters, as discussed above. Her service on the boards of other companies provides the board of directors with additional perspective on the Company’s operations.
CORPORATE GOVERNANCE
Board of Directors' Meetings and Committees

Our board of directors held seven meetings during the fiscal year ended December 31, 2017.

All of our directors are informed of the Annual Meeting and are encouraged to attend. No member of our board of directors attended our 2017 Annual Meeting of Shareholders.

Our board of directors has a standing audit committee and a standing compensation committee. We have established in the past, and may establish in the future, special committees of the board of directors when necessary to address specific issues.

During 2017, each director attended at least 75% of the meetings of the board of directors and each committee on which he or she served.

Director Independence and Controlled Company Status

Our Common Stock is listed on the Global Select Market of the NASDAQ Stock Market LLC (NASDAQ) and NASDAQ's requirements relating to director independence apply to us. Our board of directors has determined that three of our current directors, Messrs. First, Pontious and Laisure, each of whom is also a nominee for director at the Annual Meeting, are independent under NASDAQ rules. Messrs. Cho, Frates and Nevin and Ms. Agnello are, and Mr. Jonathan Christodoro, who previously served on our board for all or part of the fiscal year ended December 31, 2017, was at the time of his board service, employed by and/or otherwise affiliated with Mr. Carl Icahn, our principal beneficial shareholder through IELP, or entities controlled by Mr. Carl Icahn.

Our board of directors considered several factors in determining that Messrs. First, Pontious and Laisure are independent. As to Mr. First, the directors' analysis included consideration of (i) his past employment, from November 1990 to January 1993, as Chief Financial Officer of Icahn Holding Corporation, an affiliate of Mr. Carl Icahn and (ii) his past directorships of various public and private companies affiliated with Mr. Carl Icahn. As to Mr. Laisure, the directors' analysis included consideration of his directorship of Federal-Mogul, which is an affiliate of Mr. Carl Icahn, from 2008 to the present. Our board of directors did not assign any particular weight or importance to any one of these factors but considered them as a whole. After considering all relevant factors, our board of directors concluded that none of Messrs. First, Pontious and Laisure had any relationship that would interfere with their exercise of independent judgment in carrying out the responsibilities of a director, and that each of them satisfied NASDAQ's independence requirements.

During 2017 and through the date of this proxy statement, Mr. Carl Icahn, our principal beneficial shareholder through IELP, controlled more than 60% of the voting power of our Common Stock. See "Security Ownership of Certain Beneficial Owners and Management," below, for further details regarding Mr. Carl Icahn's beneficial ownership of, and control over, shares of our Common Stock. Consequently, we are a "controlled company" under applicable NASDAQ rules. Under these rules, a controlled company may elect not to comply with certain NASDAQ corporate governance requirements, including requirements that: (i) a majority of the board of directors consist of independent directors; (ii) director nominees be selected or recommended for selection by a majority of the independent directors or by a nominating committee composed solely of independent directors; and (iii) compensation of officers be determined or recommended to the board of directors by a majority of its independent directors or by a compensation committee that is composed entirely of independent directors.

We have elected to use these exemptions and we currently intend to continue to take advantage of these exemptions for so long as we continue to be a controlled company. As a result, (i) we do not have a majority of independent directors on our board, (ii) we do not have a nominating committee or a nominating committee charter, and (iii) our compensation committee does not satisfy NASDAQ's corporate governance requirements applicable to compensation committees of non-controlled companies and does not have a charter.

Board of Directors Leadership Structure

Our leadership structure and bylaws separate the positions of chairman of the board of directors and Chief Executive Officer. Mr. SungHwan Cho serves as the chairman of our board of directors and Mr. John O'Bryan serves as our President and Chief Executive Officer. Mr. Cho is responsible for organizing the board of directors and setting its agenda and priorities. Mr. O'Bryan reports to our board of directors, including Mr. Cho, and is responsible for our day-to-day operations including, but not limited to, oversight of our business operations and management team. We believe that this leadership structure is appropriate as it enhances our corporate governance and company oversight by separating responsibilities between the chairman of our board of directors and our Chief Executive Officer.

Board of Directors Role in Risk Oversight

Our board of directors oversees our risk management practices.  The risk oversight function is administered principally through the division of responsibility within the board of directors' committee structure, with each committee of the board being responsible for overseeing risk within its area of responsibility. Our management, together with management representatives of the relevant functional areas (for example, internal audit, operational management, human resources, etc.), reviews and assesses the operations of our business as well as operating management's identification, assessment and mitigation of the material risks affecting our operations. These risks include strategic, financial, competitive, operational, technological, and compliance risks. Our Chief Executive Officer and Chief Financial Officer each provide reports concerning these risks directly to the board of directors or its committees, as appropriate.

Director Nominations

Other than the qualities noted under "Director Qualification Standards" above, we do not maintain a formal policy with respect to the review of potential nominees to our board of directors. All of the members of our board of directors participate in the review of potential nominees to our board of directors for the qualities noted under "Director Qualification Standards" above. Our board of directors has determined that, given the importance of the director nomination process, the entire board of directors should participate in the evaluation of potential board members. As a result of his control of a majority of our outstanding Common Stock, Mr. Carl Icahn may control the election of all of the members of our board of directors. Our board of directors has therefore deemed it appropriate not to form a standing nominating committee because the influence exercisable by Mr. Carl Icahn in the nomination and election process would make a separate process superfluous in light of Mr. Carl Icahn's and our board of directors' review of potential nominees.

Our board of directors may consider candidates recommended by shareholders and other sources, such as other directors or officers, third party search firms or other appropriate sources. In general, persons recommended by shareholders will be considered on the same basis as candidates from other sources as further described in "Director Qualification Standards" above. If a shareholder wishes to recommend a candidate for director for election at the 2019 Annual Meeting of Shareholders, it must follow the procedures described below in "Shareholder Proposals and Nominations for Director."

Shareholder Communications with Directors

Shareholders may contact the Company's board of directors by writing to: c/o Investor Relations, American Railcar Industries, Inc., 100 Clark Street, St. Charles, Missouri 63301. All communications addressed to the board of directors will be delivered to each member of the Company's board of directors. If shareholders desire, they may contact individual members of our board of directors, our independent directors as a group, or a particular committee of our board of directors by appropriately addressing their correspondence to the same address. In each case, such correspondence will be delivered to the appropriate director(s).

Audit Committee

Our audit committee meets formally at least once every quarter and more often if necessary. Our board of directors has adopted a written charter for our audit committee. That charter conforms to applicable rules and regulations of the Securities and Exchange Commission (SEC) and NASDAQ. A copy of the audit committee charter is publicly available on our website at americanrailcar.com under the heading "Investor Relations - Corporate Governance - Corporate Governance Overview."

Messrs. First, Pontious and Laisure are currently the members of our audit committee, with Mr. First serving as chairman of the committee. Our board of directors has determined that Mr. First qualifies as an audit committee financial expert, as that term is defined by applicable SEC rules, and that he satisfies NASDAQ's financial sophistication standards. Our board of directors has also determined that Messrs. First, Laisure and Pontious are independent under applicable SEC and NASDAQ rules.

Our audit committee held six meetings during the fiscal year ended December 31, 2017, including two special committee meetings.

Our audit committee is responsible for oversight of the qualifications, independence, appointment, retention, compensation and performance of the Company's independent registered public accounting firm and for assisting our board of directors in monitoring the Company's financial reporting process, accounting functions and internal controls. It also is responsible for oversight of whistle-blowing procedures, approving transactions with related persons and certain other compliance matters.
Independent Registered Public Accounting Firm

We engaged Grant Thornton LLP (Grant Thornton) as our independent registered public accounting firm during the fiscal years ended December 31, 2017 and 2016. The decision to engage Grant Thornton during those years was unanimously approved by our audit committee. The audit committee intends to appoint Grant Thornton to audit our consolidated financial statements for the fiscal year ended December 31, 2018, subject to satisfactory negotiations regarding fees and services. A representative of Grant Thornton is expected to be present, in person or telephonically, at our Annual Meeting, and he or she will have the opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions.
Fees Billed by Independent Registered Public Accounting Firm

Audit Fees.  We incurred $1,113,128 and $1,211,293 in audit fees and expenses for the fiscal years ended December 31, 2017 and 2016, respectively, from Grant Thornton. We include in the category of audit fees those fees billed by our independent registered public accounting firm for professional services rendered for the audit of our annual consolidated financial statements and internal controls, reviews of quarterly financial statements, and other related services that are normally provided in connection with such statutory and regulatory filings.

Audit-Related Fees.  We did not incur any fees from Grant Thornton for audit-related services for the fiscal years ended December 31, 2017 and 2016.

Tax Fees.  We did not incur any fees from Grant Thornton for tax compliance, tax advice or tax planning services in the fiscal years ended December 31, 2017 and 2016.

All Other Fees.  We did not incur any other fees from Grant Thornton in the fiscal years ended December 31, 2017 and 2016.

The audit committee has considered whether the provision of audit-related services by its independent registered public accounting firm is compatible with maintaining auditor independence and has determined that the provision of such services is compatible.
Audit Committee Policy on Pre-Approval of Services

In accordance with our audit committee charter, the audit committee is required to approve in advance any and all audit services and permitted non-audit services provided to us by our independent auditors (subject to the de minimis exception of Section 10A (i) (1) (B) of the Exchange Act), as required by applicable law or listing standards. All of the fees in 2017 and 2016 were pre-approved by the audit committee.
Audit Committee Report

In connection with the issuance of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017, the audit committee:

1.	Reviewed and discussed with management the Company's audited financial statements as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015;

2.
Discussed with Grant Thornton the matters required to be discussed by the Auditing Standards Board Statement of Auditing Standards No. 61, Communications with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T; and

3.
Received from Grant Thornton the written disclosures and letter regarding Grant Thornton's independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with Grant Thornton its independence.

Based on the review and discussions referred to in paragraphs numbered (1) - (3) above, the audit committee recommended to our board of directors that the audited financial statements as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015 be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017, for filing with the Securities and Exchange Commission.

Respectfully submitted by the Audit Committee,

Harold First, Chairman
James C. Pontious
J. Mike Laisure
Compensation Committee

We established our compensation committee to review and approve our compensation policies and arrangements. Mr. Frates and Ms. Agnello are the current members of our compensation committee. Ms. Agnello was appointed to the compensation committee on November 10, 2017 replacing Mr. Nevin who, prior to Ms. Agnello's appointment, served as chairman of the compensation committee. Mr. Frates now serves as chairman of our compensation committee. Our compensation committee held two meetings during the fiscal year ended December 31, 2017. As discussed above under "Corporate Governance-Director Independence and Controlled Company Status," as a controlled company, we are exempt from NASDAQ's corporate governance requirements applicable to compensation committees of non-controlled companies. Our compensation committee is not comprised of independent directors and does not have a charter.

For further information about our processes and procedures for the consideration and determination of executive and director compensation, please see "Executive Compensation-Compensation Discussion and Analysis," below.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2017, Messrs. Frates and Nevin and Ms. Agnello served as members of the compensation committee. None of these individuals is, or has ever been, an executive officer or employee of the Company (or any of its subsidiaries), and no "compensation committee interlocks", as described in Item 407(e) of Regulation S-K, existed during the fiscal year ended December 31, 2017.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of April 26, 2018, with respect to the beneficial ownership of our Common Stock by (i) each of our current directors, (ii) each nominee for director, (iii) our named executive officers for the fiscal year ended December 31, 2017, (iv) all of our directors and executive officers as a group and (v) each person who is known to us to be the beneficial owner of more than five percent of our Common Stock. This information is based upon information received from or on behalf of the named individuals or from publicly available information and filings by or on behalf of those persons with the SEC. Applicable percentage ownership as of April 26, 2018 is based upon 19,083,878 shares of our Common Stock outstanding. Beneficial ownership is determined in accordance with rules promulgated under the Securities Exchange Act of 1934, as amended (Exchange Act) and generally includes voting and/or investment power with respect to securities. Unless otherwise indicated, each person has sole voting power and sole investment power with respect to the shares listed. Unless otherwise indicated, the address of each of the following is: c/o American Railcar Industries, Inc., 100 Clark Street, St. Charles, Missouri 63301.

	Shares of Common Stock Beneficially Owned
Name	Number	Percent of Class
Directors:
SungHwan Cho	—	—
James C. Pontious	2,500	*
J. Mike Laisure	—	—
Harold First (1)	1,500	*
Jonathan Frates	—	—
Michael Nevin	—	—
Patricia A. Agnello	—	—
Named Executive Officers:
Jeffrey S. Hollister	—	—
Luke M. Williams	51	*
Yevgeny Fundler	—	—
John O'Bryan	—	—
All executive officers and directors as a group (10 persons)	4,051	*
Other 5% Beneficial Owners:
Carl Icahn (2)	11,895,068	62.3%
Dimensional Fund Advisors LP (3)	1,368,379	7.2%
 *    Less than one percent
(1) All 1,500 shares beneficially owned by Mr. First are held by the Harold First Pension Plan.
(2) The following information is based on a Form 4 filed with the SEC on June 4, 2012 and Schedule 13D/A filed on February 27, 2017 by Mr. Carl Icahn, as well as additional correspondence from representatives of Mr. Carl Icahn: Mr. Carl Icahn may be deemed to beneficially own 11,895,068 shares. These shares are owned as follows: (i) 11,871,268 shares are owned by IEH ARI Holdings LLC (ARI Holdings), a Delaware limited liability company; and (ii) 23,800 shares are owned by Ms. Gail Golden, Mr. Carl Icahn's wife. Icahn Enterprise Holdings L.P. (IEHLP), a Delaware limited partnership is the sole member of Icahn Building LLC (Icahn Building), a Nevada limited liability company. Icahn Building is the sole shareholder of American Entertainment Properties Corp. (AEP Corp.), a Delaware corporation. AEP Corp. is the sole member of ARI Holdings. Icahn Enterprises G.P., Inc., a Delaware corporation, is the general partner of IEHLP and is wholly-owned by Beckton Corp. (Beckton), a Delaware corporation. Beckton is wholly-owned by Mr. Carl Icahn who is also the indirect majority owner of IELP. Icahn Enterprises G.P., Inc. is the general partner of IELP, which is the sole limited partner of IEHLP. Mr. Carl Icahn, by virtue of his relationship to ARI Holdings, AEP Corp., Icahn Building, IEHLP, Icahn Enterprises G.P., Inc., Beckton, IELP and Ms. Golden, may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) the shares directly owned by ARI Holdings and Ms. Golden. Mr. Carl Icahn disclaims beneficial ownership of such shares for all other purposes.
(3) The amount and nature of ownership listed is based solely upon information contained in Dimensional Fund Advisors LP's (Dimensional) Schedule 13G/A, filed with the SEC on February 9, 2018. As of December 31, 2017, Dimensional had the sole power to vote 1,345,523 shares and the sole dispositive power over 1,368,379 shares. Dimensional disclaimed beneficial ownership of the 1,368,379 shares. The address for Dimensional is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

Code of Ethics
Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, we have, as a part of our Code of Business Conduct, adopted a Code of Ethics for Senior Financial Officers that applies to our principal executive officer, principal financial officer, principal accounting officer or controller and other persons performing similar functions. Our Code of Ethics for Senior Financial Officers is publicly available on our website at americanrailcar.com under the heading "Investor Relations-Corporate Governance-Corporate Governance Overview." We may satisfy the disclosure requirement of Item 5.05 of Current Report on Form 8-K regarding an amendment to, or waiver from, a provision of our Code of Ethics for Senior Financial Officers by either disclosing such information in a Current Report on Form 8-K or by posting such information on our website, at the Internet address specified above.
Executive Officers

The names of the Company's executive officers and certain biographical information regarding them as of April 26, 2018 are set forth below. Executive officers are chosen by and serve at the discretion of our board of directors.

Name	Age	Position
John O'Bryan	52	President and Chief Executive Officer
Luke M. Williams	39	Senior Vice President, Chief Financial Officer and Treasurer
Yevgeny Fundler	48	Senior Vice President, General Counsel and Secretary

John O'Bryan.  Mr. O'Bryan was appointed as our President and Chief Executive Officer effective as of February 5, 2018 after previously serving in those same roles on an interim basis since January 1, 2018. Mr. O'Bryan previously served as our Senior Vice President and Chief Commercial Officer from June 2017 to December 2017. Mr. O’Bryan has 29 years of rail industry experience in transportation services, logistics, and fleet management. Mr. O’Bryan served as Chief Executive Officer of American Railcar Leasing, LLC (ARL) from June 2014 to June 2017. Mr. Carl Icahn, the Company’s principal beneficial stockholder through IELP, controlled ARL until it was sold to an unaffiliated third party on June 1, 2017. From January 2009 to May 2014, Mr. O’Bryan served as President of Mitsui Rail Capital, where he was responsible for strategic leadership and management of all commercial and operating activities. Prior to Mitsui, Mr. O’Bryan held senior-level positions at Rescar, Inc., including roles as Chief Operating Officer and Chief Financial Officer, GE Capital, including roles within sales, marketing and quality and CSX Corporation, including roles in sales, marketing and operations. Mr. O’Bryan holds an MBA in International Business and Finance from the University of North Florida, a B.S. in Marketing from Jacksonville University, was previously licensed as a CPA in Illinois and completed the Advanced Management Program at The University of Chicago.

Luke M. Williams. Mr. Williams was appointed as our Senior Vice President, Chief Financial Officer and Treasurer on February 2, 2017 after serving in those same roles on an interim basis since January 1, 2016. Mr. Williams has been with the Company since June 2006 and served as Vice President Finance and Chief Accounting Officer from March 2015 to December 2015; Director of Financial Reporting from June 2008 to March 2015 and Manager of Financial Reporting from June 2006 to June 2008. In these roles, Mr. Williams has overseen or been responsible for various matters including financing/treasury functions, financial planning and analysis, investor relations, SEC reporting and compliance, plant accounting operations and other accounting matters. Prior to joining the Company, Mr. Williams was employed by Ernst & Young LLP, an international accounting firm, where he held various audit roles over a period of five years. Mr. Williams has an M.S. and B.S. in Accounting from the University of Illinois and is a Certified Public Accountant.

Yevgeny Fundler.  Mr. Fundler joined ARI as our Senior Vice President, General Counsel and Secretary on March 3, 2014. From March 2014 through March 2016, he also served as General Counsel of ARL. Mr. Fundler continued to provide legal services to ARL pursuant to a consulting services agreement the Company entered into with ARL effective March 1, 2016, which was terminated in conjunction with the sale of ARL in June 2017. Mr. Fundler served as General Counsel of WestPoint Home from November 2009 until February 2014. From March 2010 to February 2014, he also served as a Vice President of WestPoint Home. In addition, since March 2010, he has consulted for Insight Portfolio Group as its general counsel. From September 2006 through February 2010, Mr. Fundler served as Assistant General Counsel of IELP. From March 2000 to September 2006, Mr. Fundler served as Counsel with Icahn Associates and affiliates. With respect to each aforementioned company, Mr. Carl Icahn, directly or indirectly, either (i) controls, or at such time controlled, such company or (ii) has, or at such time had, an interest in such company through the ownership of securities. Prior to Icahn Associates, Mr. Fundler worked for Gordon Altman Weitzen Shalov & Wein, a law firm representing the interests of various corporate and institutional clients in a broad range of corporate, mergers and acquisitions and other transactions, including certain transactions of Mr. Carl Icahn and his affiliates. Prior to joining the corporate group at Gordon Altman Weitzen Shalov & Wein, Mr. Fundler had his own law practice in Silicon Valley and San Francisco, with an emphasis on representing start-up entrepreneurs. Mr. Fundler received a B.A. in International Business in 1993 from San Diego

State University and a J.D. in 1996 from the University of California, San Francisco, Hastings College of Law.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

Our compensation committee has the ongoing responsibility for establishing, implementing and monitoring our executive compensation programs. The compensation committee consists of two members, Mr. Frates and Ms. Agnello, both of whom are employees of companies controlled by Mr. Carl Icahn, our principal beneficial shareholder through IELP.

The compensation committee, at its discretion, has consulted and expects to continue to consult with Mr. Carl Icahn and members of the staff of various entities controlled by Mr. Carl Icahn, including staff at IELP and Insight Portfolio Group LLC, with expertise in compensation and benefits. These staff members research compensation standards and practices in a range of businesses including businesses comparable to ours. The compensation committee also consults with our Chief Executive Officer regarding the compensation of our other executive officers.

The following Compensation Discussion and Analysis describes the material elements of compensation for our named executive officers. Our named executive officers are determined in accordance with SEC rules. Under these rules, Messrs. Hollister, Williams, Fundler and O'Bryan were our named executive officers for the fiscal year ended December 31, 2017.

Executive Compensation Philosophy.  The compensation committee believes that compensation paid to our named executive officers should assist the Company in attracting, motivating and retaining superior talent. Our compensation programs are intended to motivate the named executive officers to achieve our business objectives and to align their financial interests with those of our shareholders. Based on this philosophy, the compensation of our named executive officers has included a combination of salary, cash incentive compensation, stock-based compensation and other benefits. In addition, we have in the past, and may in the future, enter into employment agreements with our named executive officers.

Base Salary.  The compensation committee determines and reviews base salaries for our executive officers, subject to the terms of applicable employment agreements. In order to attract and retain qualified executives, from time to time we have entered into employment agreements with our named executive officers. At this time, we do not have employment agreements with our current named executive officers. For additional information about our prior employment agreement with Mr. Hollister, see "Employment Agreements" below. Our compensation committee believes that the annual base salaries of our named executive officers represent reasonable and fair salaries for the positions and responsibilities of our named executive officers.

Named Executive Officer	2017 Annual Base Salary ($)
Jeffrey S. Hollister	375,000
Luke M. Williams	230,000	(1)
Yevgeny Fundler	296,000	(2)
John O'Bryan	375,000

(1)
Mr. Williams was appointed Senior Vice President, Chief Financial Officer and Treasurer on February 2, 2017 after serving in those same roles on an interim basis since January 1, 2016. In connection with this appointment, Mr. Williams' annual base salary was increased from $170,000 to $230,000. Effective as of April 1, 2018, Mr. Williams' annual base salary is $237,500.

(2)	Mr. Fundler’s salary was increased to $296,000 from $290,000 effective April 1, 2017. Effective April 1, 2018, Mr. Fundler's annual base salary is $305,500.

Management Incentive Plan.   We have established a management incentive plan, administered pursuant to our amended and restated 2005 Equity Incentive Plan, for certain employees, including our named executive officers, under which targets are determined on an annual basis, or pursuant to the terms of an existing employment agreement, equal to a percentage of the employee's base salary. This plan was established to provide additional incentive-based compensation to eligible participants for their contribution to the achievement of our objectives, to encourage and stimulate superior performance and to assist in attracting and retaining highly qualified key employees. The table below presents the applicable target percentages of each named executive officer's annual base salary for 2017.

Named Executive Officer	Target % of annual base salary
Jeffrey S. Hollister	80%	(1)
Luke M. Williams	60%	(2)
Yevgeny Fundler	50%
John O'Bryan	80%

(1)
As discussed below, Mr. Hollister's employment terminated effective December 31, 2017 in conjunction with the expiration of his employment agreement. He received bonus compensation with respect to the 2017 calendar year under the Management Incentive Plan.

(2)
Effective with Mr. Williams' appointment as Senior Vice President, Chief Financial Officer and Treasurer on February 2, 2017, Mr. Williams' incentive compensation target was increased to 60% of his annual base salary from his previous target of 50%.

Under our management incentive plan, achievement of individual and Company goals based on the Company's annual business plan, including financial, strategic, corporate, divisional and other goals is taken into account in determining the amount of any incentive compensation. For 2017, the actual incentive compensation that could be earned by each of our named executive officers was based on a combination of factors, including each employee's base salary and the percentage targets described above, as well as financial and individual performance factors.

The financial performance target and payout ranges used for 2017 were based on a set of goals approved by the compensation committee, including goals for the Company's financial performance as measured against its annual budget, operational goals and administrative goals. The Company's budget-based goals included, among other factors, an adjusted EBITDA target and goals related to growth of the Company's lease fleet. During 2017, the Company achieved adjusted EBITDA of $141.5 million compared to the adjusted EBITDA target of $139.3 million, or 101.6%, which converted to a financial performance factor of 103.1% based on the scale that was approved by the compensation committee. If our adjusted EBITDA for the fiscal year would have been less than 92.5% of the target adjusted EBITDA, no incentive compensation would have been granted under our management incentive plan. Operational goals included safety and performance goals as well as plant efficiency and expansion goals. Administrative goals included balance sheet management as well as control and reduction of operating expenses. Individual performance factors were based on the attainment of goals and other performance criteria including, among others, development of staff; improvement in efficiencies and capabilities; and business process improvements.

Based on the Company's 2017 financial and operational results, including the Company's 2017 adjusted EBITDA in respect to the targeted amount, as well as Mr. O'Bryan's review of the other named executive officers' individual performance in light of their individual goals, Mr. O'Bryan recommended a financial factor and individual performance factors for each such officer.

At any time prior to the final determination of awards, the compensation committee may, in its sole discretion, increase, decrease, or otherwise adjust performance measures, targets, and payout ranges used under our management incentive plan, as a result of extraordinary or non-recurring events, changes in applicable accounting rules or principles, changes in the Company's methods of accounting, changes in applicable law, changes due to consolidations, acquisitions, or reorganizations affecting the Company and its subsidiaries and affiliates, or other similar changes in the Company's business. The compensation committee did not make any adjustments for 2017 awards. Each year, the compensation committee may also determine, in its sole discretion, whether to offer a management incentive plan for the upcoming year and the formula, targets and performance measures to apply if such a plan is offered.

The compensation committee reviewed Mr. O'Bryan's recommendations as well as the individual performance of Messrs. O'Bryan and Hollister and determined the financial and individual performance factors for the purposes of awarding 2017 incentive compensation.  As a result of this process, the compensation committee awarded incentive compensation to our named executive officers in the following amounts for 2017:

Named Executive Officer	2017 Incentive Compensation ($)
Jeffrey S. Hollister	309,360
Luke M. Williams	144,293
Yevgeny Fundler	151,844
John O'Bryan	180,460	(1)

(1)
Effective June 1, 2017, Mr. O’Bryan was appointed Senior Vice President and Chief Commercial Officer of the Company. His 2017 incentive compensation was pro-rated to reflect the period of time that he held this position.

The incentive compensation listed above is included under "Non-Equity Incentive Plan Compensation" in the Summary Compensation Table below.

Stock-Based Compensation. The compensation committee believes that stock-based compensation causes our named executive officers to have an ongoing stake in our long-term success. Our amended and restated 2005 Equity Incentive Plan was designed, in part, to optimize our profitability and growth over a longer term. These long-term grants to named executive officers are based on job responsibilities and potential for individual contribution. When it makes grants, the compensation committee exercises judgment and discretion in view of its general policies. Stock-based compensation grants have generally been made after our board of directors' approval of the annual budget, after finalization of the prior year's financial results and in conjunction with the determination of employee and named executive officer incentive compensation targets for the upcoming year. Our board of directors and compensation committee prefer this timing so that compensation may be aligned with individual and financial performance. The combination of annual cash incentive compensation and stock-based compensation is intended to benefit shareholders by enabling us to better attract and retain top talent in a marketplace where such incentives are prevalent.

Stock appreciation rights (SARs) provide for financial gain derived from the potential appreciation in our stock price from the date that SARs are granted until the date that SARs are exercised. The grants of SARs to our named executive officers are intended to provide long-term incentive to reward those officers for appreciation in the price of our Common Stock and to further align the interests of our named executive officers with those of our shareholders. All SARs we have granted have a seven year term, settle in cash, were approved by our compensation committee and have an exercise price equal to the closing price of our Common Stock on the date of grant.

SARs with a three year vesting period vest in three equal installments on the first, second and third anniversaries of the grant date. Each holder must remain employed by the Company through each such date in order to vest in the corresponding number of SARs. Prior to 2014, various awards also had either market or performance conditions and, with the exception of the 2008 grants, those special conditions were achieved.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other SARs Grants (#)	Exercise Price of SARs Awards ($/Sh)	Grant Date Fair Value of SARs Awards ($) (2)
		Threshold ($)(3)	Target ($)(4)	Maximum ($)(5)
Jeffrey S. Hollister (6)	3/7/2017				38,047	$40.93	562,500
		0	300,000	675,000
Luke M. Williams	3/7/2017				12,446	$40.93	184,006
		0	138,000	310,500
Yevgeny Fundler	3/7/2017				14,712	$40.93	217,507
		0	148,000	333,000
John O'Bryan	6/1/2017				18,316	$35.99	177,922
		0	300,000	675,000

(1)
These potential performance-based awards were estimated under the management incentive plan, as discussed in detail above. The amounts do not represent the actual payments made to the named executive officers. The payments made for actual performance in 2017 are reflected in the column labeled "Non-Equity Incentive Plan Compensation" in the Summary Compensation Table.

(2)
Amounts shown do not reflect compensation actually received by the named executive officers nor do they necessarily reflect the actual value that will be recognized by the named executive officers. Instead, the amounts shown are the aggregate grant date fair value of SARs granted to the named executive officers. The aggregate grant date fair value for SARs awarded is expensed over the number of months of service required for the grant to become non-forfeitable and is adjusted every period until settlement, cancellation or expiration occurs. See Note 15 - Share-based Compensation to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for a discussion of assumptions used to calculate the aggregate fair value of SARs.

(3)
The "Threshold" column represents the smallest total bonus that would have been paid for 2017 to each named executive officer if we had achieved less than 92.5% of the Adjusted EBITDA target, which would have resulted in a financial performance factor of 0%, or if the individual had received an individual performance rating of 0%.

(4)
The "Target" column represents the amount that would have been paid to each named executive officer for 2017 if we had achieved 100% of the Adjusted EBITDA target, which would have resulted in a financial performance factor of 100%, and if the individual had received an individual performance rating of 100%.

(5)
The "Maximum" column represents the largest total bonus that could have been paid to each named executive officer for 2017 if we had achieved 125% or more of the Adjusted EBITDA target, which would have resulted in a financial performance factor of 150%, and if the individual had received a maximum individual performance rating of 150%.

(6)
As discussed below, Mr. Hollister's employment was terminated effective December 31, 2017 in conjunction with the expiration of his employment agreement. Therefore, Mr. Hollister will not be entitled to future payouts under our management incentive plan or our amended and restated 2005 Equity Incentive Plan.

Other Employment Benefits.  From time to time, our named executive officers may be provided with a limited number of perquisites to help achieve our business objectives. In 2015, the Company paid relocation expenses to Mr. Hollister when he was asked to move his permanent residence within 50 miles of our headquarters. Other employment benefits include 401(k) employer plan contributions, which are generally offered to all salaried employees of the Company who satisfy certain length of service requirements. These benefits are quantified below in the "All Other Compensation Table."

Our named executive officers have been and will continue to be entitled to various other forms of compensation.

Section 162(m).  Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code), provides that compensation in excess of $1,000,000 paid to the Chief Executive Officer or to any of the other four most highly compensated executive officers of a publicly held corporation will not be deductible for federal income tax purposes unless such compensation is paid pursuant to one of the enumerated exceptions set forth in Section 162(m). Although the Company generally structures executive compensation arrangements with the goal of maximizing the tax deductibility of executive compensation, we may pay compensation that is not deductible under Section 162(m) from time to time, based upon business needs. The compensation committee intends to review periodically the potential impacts of Section 162(m) on structuring and administering our compensation programs. It is anticipated that changes to the tax laws effective as of January 1, 2018 will have an impact on Section 162(m) deductibility going forward. These changes could, but may not, impact compensation decisions for fiscal year 2018 and beyond.

Results of Shareholder Advisory Votes on Executive Compensation. In reviewing our 2017 compensation decisions and policies, we considered the results of our shareholders' advisory vote to approve our executive compensation, which was conducted at our Annual Meeting of Shareholders in June 2017. In the proxy statement provided to shareholders in connection with our 2017 Annual Meeting, the Company's board of directors recommended that shareholders vote in favor of this proposal. The affirmative vote of the majority of the votes properly cast, in person or represented by proxy, on such proposal at the 2017 Annual Meeting was required for advisory approval of this proposal. Over 97% of such shares were voted to approve, on an advisory basis, our executive compensation. The compensation committee considered this vote as supportive of our compensation decisions and policies and took this support into account when making 2017 compensation decisions.

Further, we considered the results of our shareholders’ advisory vote on whether future advisory votes to approve executive compensation should occur every one, two or three years. In the proxy statement provided to shareholders in connection with the 2017 Annual Meeting, our board of directors recommended that the shareholders vote in favor of an annual vote on this proposal and indicated that the North Dakota Publicly Traded Corporations Act (NDPTCA) requires us to hold an advisory vote on executive compensation every year. Over 95% of such shares were voted to approve, on an advisory basis, the holding of an advisory vote on executive compensation on an annual basis. We considered this vote as supportive of our recommendation, and, so long as we remain subject to the NDPTCA, we intend to hold an advisory vote on executive compensation on an annual basis.

Compensation Committee Report

The compensation committee reviewed and discussed the above Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the Compensation Committee,

Jonathan Frates, Chairman
Patricia A. Agnello

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of our named executive officers for the fiscal years ended December 31, 2017, 2016 and 2015. Our named executive officers for 2017 were Messrs. Hollister, Williams, Fundler, and O'Bryan.

Name and Principal Position	Year	Salary($)		SARs Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(2)	Total ($)
Jeffrey S. Hollister (3)	2017	375,000		562,500	(4)	309,360	(5)	7,026	1,253,886
President and Chief Executive Officer	2016	350,000		524,997		159,328		7,950	1,042,275
	2015	325,000		487,566		300,000		32,950	1,145,516
Luke M. Williams	2017	224,686	(6)	184,006		144,293		10,124	563,109
Senior Vice President, Chief Financial Officer and Treasurer (7)	2016	170,000		136,002		89,825		5,471	401,298
Yevgeny Fundler	2017	294,500	(8)	217,507		151,844		6,990	670,841
Senior Vice President, General Counsel and Secretary	2016	275,000	(9)	217,501		147,338		7,950	647,789
	2015	200,000		150,029		131,600		5,000	486,629
John O'Bryan	2017	218,750		164,592		180,460		3,047	566,849
Senior Vice President and Chief Commercial Officer (9)

(1)
Amounts shown do not reflect compensation actually received by the named executive officers nor do they necessarily reflect the actual value that will be recognized by the named executive officers. Instead, the amounts shown are the aggregate grant date fair value of SARs granted to the named executive officers. The aggregate grant date fair value for SARs awarded is expensed over the number of months of service required for the grant to become non-forfeitable and is adjusted every period until settlement, cancellation or expiration occurs. See Note 15 - Share-based Compensation to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for a discussion of assumptions used to calculate the aggregate fair value of SARs.

(2)
See "All Other Compensation Table" below for a breakdown of specific amounts included in this category, which include perquisites and personal benefits, 401(k) employer plan contributions and cash payments in lieu of paid time off.

(3)
Mr. Hollister's employment was terminated effective December 31, 2017 in conjunction with the expiration of his employment agreement. After Mr. Hollister’s employment terminated, he was engaged by the Company as an independent contractor for a thirty day period beginning January 2, 2018. Mr. Hollister received a payment of $31,250 for these services on February 2, 2018.

(4)
Due to the termination of Mr. Hollister's employment agreement, Mr. Hollister's 2017 SARs award of $562,500 and portions of previous years’ grants were forfeited as they had not yet vested at the time of his separation from employment. SARs vest in three equal installments on the first, second and third anniversaries of the respective grant date.

(5)
Mr. Hollister was eligible for a target bonus of $300,000 pursuant to the terms of his employment agreement entered into on September 24, 2014, as noted in "Employment Agreements" below. Mr. Hollister received this bonus related to the 2017 calendar year under the 2017 Management Incentive Plan.

(6)
Mr. Williams was appointed Senior Vice President, Chief Financial Officer and Treasurer on February 2, 2017 after serving in those same roles on an interim basis since January 1, 2016. In connection with this appointment, Mr. Williams' annual base salary was increased from $170,000 to $230,000. Effective as of April 1, 2018, Mr. Williams' annual base salary is $237,500.

(7)
Mr. Williams was appointed Senior Vice President, Chief Financial Officer and Treasurer on February 2, 2017 after serving in those same roles on an interim basis since January 1, 2016. Prior to January 1, 2016, Mr. Williams was not considered a named executive officer of the Company.

(8)	Mr. Fundler’s salary was increased to $296,000 from $290,000 effective April 1, 2017. Effective April 1, 2018, Mr. Fundler's annual base salary is $305,500.

(9)
Effective March 1, 2016, Mr. Fundler's annual base salary increased to $290,000 in connection with the Company entering into a consulting services agreement with ARL for providing legal services, which were provided by Mr. Fundler. This consulting services agreement terminated on June 1, 2017 when ARL was sold to an unaffiliated third party. For additional information about this agreement, see "Transactions with Related Persons" below.

(10)
Effective June 1, 2017, Mr. O’Bryan was appointed Senior Vice President and Chief Commercial Officer of the Company. Prior to June 1, 2017, Mr. O’Bryan was not considered a named executive officer of the Company. Mr. O'Bryan's 2017 salary and incentive compensation were pro-rated for this period of time. Since February 2018, Mr. O'Bryan has served as our President and Chief Executive Officer. As of the date hereof, Mr. O’Bryan’s annual base salary is $375,000.

ALL OTHER COMPENSATION TABLE

Name	Year	Perquisites and Personal Benefits ($)		401(k) Employer Contributions ($)(1)	Cash Payments in Lieu of Paid Time Off ($)(2)	Total ($)
Jeffrey S. Hollister	2017	—		7,026	—	7,026
	2016	—		7,950	—	7,950
	2015	25,000	(3)	7,950	—	32,950
Luke M. Williams	2017	—		5,741	4,383	10,124
	2016	—		2,593	2,878	5,471
Yevgeny Fundler	2017	—		6,990	—	6,990
	2016	—		7,950	—	7,950
	2015	—		5,000	—	5,000
John O'Bryan	2017	—		3,047	—	3,047

(1)
These amounts represent our employer contributions to each named executive officer's 401(k) plan account equal to 50% of deferrals up to a maximum of 6% of covered compensation and are consistent with 401(k) employer plan contributions that we generally offer to all salaried employees of the Company who satisfy certain length of service requirements. 401(k) employer contributions in 2017 were less than prior years because of tax code limitations applicable to the Company's 401(k) plan.

(2)	These amounts represent cash payments in lieu of paid time off that we generally offer to all salaried employees of the Company upon meeting certain requirements.

(3)
Pursuant to the employment agreement entered into on September 24, 2014, this amount represents one installment of the $50,000 relocation bonus paid to Mr. Hollister in two separate payments for establishing and maintaining full time permanent residency within 50 miles of the Company's offices in St. Charles, Missouri. The other installment was paid in 2014.

Employment Agreements. In order to attract and retain qualified executives, from time to time we have entered into employment agreements with our named executive officers. All of our current named executive officers are employed on an at-will basis and not pursuant to employment agreements.

Jeffrey S. Hollister. Effective September 24, 2014, we entered into an employment agreement with Mr. Hollister to serve as our President and Chief Executive Officer through December 31, 2017, unless earlier terminated pursuant to the agreement. Prior to September 24, 2014, Mr. Hollister served as our President and Interim Chief Executive Officer since October 9, 2013 on an at-will basis with a base salary at an annual rate of $275,000.

Upon entering into the employment agreement during 2014, Mr. Hollister's base salary increased to $325,000 through the end of 2015, with scheduled increases to $350,000 and $375,000, respectively, for calendar years 2016 and 2017. Mr. Hollister was also eligible for annual incentive compensation for each completed calendar year of employment through December 31, 2017 equal to 80% of his then applicable base salary if certain performance targets established by our compensation committee were achieved.

Mr. Hollister's employment agreement provided that he was eligible to participate in health care, group term life insurance, group long-term disability insurance, 401(k), paid time off and other similar employee benefits we generally provide to our senior executives. Subject to the terms of the agreement, Mr. Hollister was also eligible for long-term performance-based cash incentive awards with a target award value equal to 150% of his base salary. Any such award that was granted to Mr. Hollister would be subject to our amended and restated 2005 Equity Incentive Plan and the applicable award or grant agreement.
Mr. Hollister was also required to relocate his permanent residence to within 50 miles of St. Charles, Missouri, where our headquarters is located. In association with this relocation, Mr. Hollister received a $50,000 relocation bonus, with the first $25,000 paid during the fourth quarter of 2014 and the remaining $25,000 paid after the relocation had been deemed complete pursuant to the terms of the agreement.
Mr. Hollister's employment agreement terminated on December 31, 2017, as did Mr. Hollister's employment.

Since Mr. Hollister's employment was terminated due to the expiration of his employment agreement, he was entitled to receive earned and accrued base salary, paid time off and unreimbursed business expenses due and unpaid as of the date of his termination. Mr. Hollister also received bonus compensation related to the 2017 calendar year under the 2017 Management Incentive Plan.
Pursuant to his employment agreement, Mr. Hollister is prohibited from directly or indirectly competing with us during the term of his employment and for a six-month period thereafter, extendable for up to an additional six months in exchange for severance pay in the amount of the base salary he would have earned through such extended period and a pro-rated portion of his target bonus through such period. As of the date hereof, these provisions are not expected to be extended. Mr. Hollister's employment agreement also contains non-solicitation provisions covering the period of Mr. Hollister's employment and the one-year period thereafter, as well as non-disclosure and non-disparagement provisions, and provisions requiring him to protect confidential information during his employment and at all times thereafter.
OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR END

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Award Exercise Price ($)	Option Grant Date (1)	Option Expiration Date
Jeffrey S. Hollister (2)	—	38,047		$40.93	3/7/2017	3/7/2024
	10,916	21,833		$44.83	3/22/2016	3/22/2023
	16,643	8,321		$50.27	3/9/2015	3/9/2022
	20,122	—		$48.13	2/6/2014	2/6/2021
Luke M. Williams	—	12,446		$40.93	3/7/2017	3/7/2024
	2,828	5,656		$44.83	3/22/2016	3/22/2023
	3,840	1,921	(3)	$50.27	3/9/2015	3/9/2022
	3,171	—	(3)	$48.13	2/6/2014	2/6/2021
	1,700	—	(3)	$29.31	2/24/2012	2/24/2019
Yevgeny Fundler	—	14,712		$40.93	3/7/2017	3/7/2024
	4,522	9,046		$44.83	3/22/2016	3/22/2023
	5,121	2,561		$50.27	3/9/2015	3/9/2022
	2,737	—		$70.23	3/3/2014	3/3/2021
John O'Bryan	—	18,316		$35.99	6/1/2017	6/1/2024

(1)	These SARs vest in three equal installments on the first, second and third anniversaries of the respective grant date.

(2)
Upon the termination of Mr. Hollister's employment agreement, as discussed above, all of his unexercised SARs were forfeited. Further, Mr. Hollister did not exercise any of his vested SARs prior their expiration 90 days after termination of his employment and therefore all of Mr. Hollister’s SARs have now been forfeited.

(3)
Mr. Williams did not become an executive officer until January 1, 2016 when he was appointed Interim Senior Vice President, Interim Chief Financial Officer and Interim Treasurer. These SARs were granted to him prior to January 1, 2016 as compensation for his previous roles within the Company.

2017 OPTION EXERCISES AND STOCK VESTED

None of our named executive officers exercised any securities during the fiscal year ended December 31, 2017.
CEO PAY RATIO

The Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC regulations require us to include information about the ratio between the annual total compensation of our median-compensated employee and Jeff Hollister, our President and Chief Executive Officer (CEO) for our most recently completed fiscal year, the year ended December 31, 2017.

Ratio of CEO Pay to Median-compensated Employee Pay

Our median-compensated employee earned $48,147 in total compensation for 2017. Based upon the total 2017 compensation reported for Mr. Hollister of $1,253,886, our ratio of CEO to median-compensated employee pay was 26 to 1. Our median-compensated employee is a full-time employee at one of our manufacturing facilities.
Methodology for Identifying the Median-compensated Employee and Compensation

The methodology and the material assumptions and adjustments we used to identify the median-compensated employee and to determine the annual total compensation of the median-compensated employee are described below.

The SEC’s rules for identifying the median-compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Our reported pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. For these purposes, we identified the median-compensated employee using gross earnings (unreduced by any before-tax benefits) from January 1, 2017 through December 31, 2017, which we annualized for any employee who did not work for the entire year. We identified our employee population as of December 31, 2017 based on our human resource and payroll records. We determined that less than 5% of our employee population worked in Canada, and none of our employees were employed in other non-U.S. jurisdictions. Therefore, we used the de minimis exemption permitted by SEC rules to exclude these 56 non-U.S. employees from the total employee pool, which consists of 1,941 employees, of which 1,886 are U.S. employees, for the purposes of the ratio calculation. We also excluded the CEO from this employee pool, per SEC rules.

To calculate the total compensation of the median-compensated employee, we identified the components of 2017 compensation that apply to the Summary Compensation Table for our named executive officers. This calculation resulted in annual total compensation of $48,147 for the median-compensated employee. For the annual total compensation of our CEO, we used the amount reported in the “Total” column of our Summary Compensation Table.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have described in previous filings the triggering events that may have resulted in payments of compensation and other benefits to any of our named executive officers upon termination without cause.
As described above, Mr. Hollister's employment agreement and employment with the Company was terminated on December 31, 2017, and he was therefore entitled to receive earned and accrued base salary, paid time off, and unreimbursed business expenses due and unpaid as of the date of his termination.
We do not currently have employment agreements or other arrangements for payments on termination or change in control with Messrs. O'Bryan, Williams, or Fundler.
DIRECTOR COMPENSATION

Each director is entitled to reimbursement for out-of-pocket expenses incurred for each meeting of the full board or a committee of the board that he attended. The annual compensation for our independent directors, Messrs. First, Pontious, and Laisure, is $30,000. In addition, each independent director is entitled to receive $1,000 for each board, committee and independent director meeting that he attended and an annual stipend of $5,000 if he is a chairperson of a committee or serves on a special committee. Mr. Cho and the other directors affiliated with Mr. Carl Icahn, Messrs. Christodoro, Nevin and Frates and Ms. Agnello, were not paid any compensation for serving on our board of directors in 2017.

The following table discloses the compensation of our independent directors in 2017.

Name	Fees earned or paid in cash ($)
Harold First	47,000
James C. Pontious	42,000
J. Mike Laisure	46,611

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLAN

The following table discloses the securities authorized for issuance under the Company's equity compensation plan as of December 31, 2017 and April 26, 2018. Our SARs, which are also issued under our amended and restated 2005 Equity Incentive Plan, settle only in cash and are not reflected below.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plan approved by security holders	—	—	855,476
Equity compensation plan not approved by security holders	—	—	—
Total	—	—	855,476
TRANSACTIONS WITH RELATED PERSONS

Other than the transactions described below, for the fiscal year ended December 31, 2017 there has not been, nor is there currently proposed, any transaction, as defined by the SEC:

•	to which we are or will be a participant;

•	in which the amount involved exceeded or will exceed $120,000; and

•	in which any related person, as defined by the SEC, had or will have a direct or indirect material interest.

Although we do not have a separate conflicts policy, we intend to comply with applicable law with respect to transactions involving potential conflicts. Our by-laws provide that transactions between us and any of our directors or officers are subject to full disclosure and approval in good faith by the majority of the disinterested members of our board of directors or a committee thereof, approval of shareholders holding two-thirds of the voting power of the shares entitled to vote, other than shares held by the interested director(s), approval by the unanimous affirmative vote of the holders of all outstanding shares, whether or not entitled to vote, or the determination that the contract or agreement, and the person asserting the validity of the contract or agreement, is fair and reasonable to us as of the time it is authorized, approved or ratified, or as otherwise provided by law. Interested directors are not counted in determining the existence of a quorum at any meeting of our board of directors which shall authorize or ratify any such transaction.
TRANSACTIONS WITH MR. CARL ICAHN AND ENTITIES AFFILIATED WITH MR. CARL ICAHN

Overview

Our company was formed in 1988 as a company beneficially owned by Mr. Carl Icahn, our current principal beneficial shareholder through IELP. We grew our company through the transfer of certain assets to us from ACF Industries, Incorporated (ACF, now known as ACF Industries LLC), a company also beneficially owned by Mr. Carl Icahn. Since our formation, we have entered into agreements relating to the acquisition of assets from and disposition of assets to entities controlled by Mr. Carl Icahn, the provision of goods and services to us by entities controlled by Mr. Carl Icahn, the provision of goods and services by us to entities affiliated with Mr. Carl Icahn and other matters involving entities affiliated with Mr. Carl Icahn. We have received substantial benefit from these agreements and we expect that in the future we will continue to conduct our business in a manner that will use entities affiliated with Mr. Carl Icahn. In addition, we receive other benefits from our affiliation with Mr. Carl Icahn and companies affiliated with Mr. Carl Icahn, such as our participation in buying groups and other arrangements with entities affiliated with Mr. Carl Icahn.

We describe below the material arrangements and other relationships that we are, or have been, a party to/with Mr. Carl Icahn and entities affiliated with Mr. Carl Icahn since January 1, 2017. All of the arrangements and relationships described below that are required to be disclosed pursuant to Item 404 of Regulation S-K and that took effect since our January 2006 initial public offering and our admission to NASDAQ have been approved by the independent members of our audit committee, in accordance with applicable listing standards of NASDAQ and our audit committee charter.
CERTAIN TRANSACTIONS WITH ACF INDUSTRIES LLC

1994 ACF Asset Transfer

On October 1, 1994, under an asset transfer agreement with ACF, we acquired properties and assets used in ACF's railcar components manufacturing business and its railcar servicing business at specified locations, and certain intellectual property rights associated with the transferred assets and businesses, as well as specified assets used in the manufacture and sale of industrial size mixing bowls. We refer to this transaction as the 1994 ACF asset transfer.

Pursuant to the 1994 ACF asset transfer, ACF retained and agreed to indemnify us for certain liabilities and obligations relating to ACF's conduct of business and ownership of the assets at these locations prior to their transfer to us, including liabilities relating to employee benefit plans, workers compensation, environmental contamination and third-party litigation. See Note 18 - Related Party Transactions to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Also in connection with the 1994 ACF asset transfer, we entered into several administrative and operating agreements with ACF, effective as of October 1, 1994. Those that remained in effect as of January 1, 2017 are described below.

Component Purchases.  We have from time to time purchased components from ACF under a long-term agreement, as well as on a purchase order basis. Under the manufacturing services agreement entered into in 1994 and amended in 2005, ACF agreed to manufacture and distribute, at our instruction, various railcar components. In consideration for these services, we agreed to pay ACF agreed-upon rates. This agreement automatically renews on an annual basis unless we provide written notice of termination. There is no right of termination for ACF under this agreement.

Also in April 2015, we entered into a parts purchasing and sale agreement with ACF. The agreement was unanimously approved by the independent directors of ARI's audit committee. Under this agreement, ARI and ACF may, from time to time, purchase and sell to each other certain parts for railcars (Parts). We also provide a non-exclusive and non-assignable license of certain intellectual property to ACF related to the manufacture and sale of Parts to us. The buyer under the agreement must pay the market price of the parts as determined in the agreement or as stated on a public website for all ARI buyers. We may provide designs, engineering and purchasing support, including all materials and components to ACF. Subject to certain early termination events, the agreement terminates on December 31, 2020.

For the fiscal year ended December 31, 2017, we purchased $6.1 million of railcar components from ACF.

License Agreement from ACF. Under a license agreement, ACF granted us a non-exclusive, perpetual, royalty-free license to the patents and other intellectual property owned by it, which could be used by us in the conduct of our business, but did not exclusively relate to our business, including the 13 patents listed in that agreement, which primarily relate to railcar components. In 1997, ACF transferred the patents covered by this license to us. All of these patents have now expired. This license is not assignable by either party, without the prior consent of the other, except in connection with the sale of substantially all of either party's business.

License Agreement to ACF. Under another license agreement, we granted ACF a non-exclusive, perpetual, royalty-free license to the intellectual property exclusively relating to our business that was transferred to us in the 1994 ACF asset transfer. There are no restrictions on ACF's use of the information licensed under this agreement. This license is not assignable by either party, without the prior consent of the other, except in connection with the sale of substantially all of either party's business.

2013 Purchasing and Engineering Services Agreement

In January 2013, we entered into a purchasing and engineering services agreement and license with ACF. The agreement was unanimously approved by the independent directors of our audit committee. Under this agreement, we provide purchasing support and engineering services to ACF in connection with ACF's manufacture and sale of tank railcars at its facility in Milton, Pennsylvania. Additionally, we granted ACF a non-exclusive, non-assignable license to certain of our intellectual property, including certain designs, specifications, processes and manufacturing know-how required to manufacture and sell tank railcars during the term of the agreement. Effective December 31, 2017, we amended this agreement to, among other provisions, extend the termination date to December 31, 2018 from December 31, 2017, subject to certain early termination events.

In consideration of the services and license provided by us to ACF in conjunction with the agreement, ACF pays us a royalty and, if any, a share of the net profits (the Profits) earned on each railcar manufactured and sold by ACF under the agreement, in an aggregate amount equal to 30% of such Profits, as calculated under the agreement. Under the agreement, Profits are net of certain of ACF's start-up and shutdown expenses and certain maintenance capital expenditures. If no Profits are realized on a railcar manufactured and sold by ACF pursuant to the agreement, we will still be entitled to the royalty for such railcar, and we will not share in any losses incurred by ACF in connection therewith. In addition, any railcar components supplied by us to ACF for the manufacture of these railcars are provided at fair market value.

Under the agreement, ACF had the exclusive right to manufacture and sell tank railcars for any new orders scheduled for delivery to customers on or before January 31, 2014. We have the exclusive right to any sales opportunities for tank railcars for any new orders scheduled for delivery after that date and through termination of the agreement. We also have the right to assign any sales opportunity to ACF, and ACF has the right, but not the obligation, to accept such sales opportunity. Any sales opportunity accepted by ACF will not be reflected in our orders or backlog.

Revenues of $0.3 million for the year ended December 31, 2017 were recorded under this agreement.

2015 Repair Services Agreement

In April 2015, we entered into a repair services and support agreement with ACF. The agreement was unanimously approved by the independent directors of our audit committee. Under this agreement, we provide certain sales and administrative and technical services, materials and purchasing support and engineering services to ACF to provide repair and retrofit services (Repair Services). Additionally, we provide a non-exclusive and non-assignable license of certain intellectual property related to the Repair Services for railcars.

Pursuant to the terms and conditions of the agreement, we have the right to assign any sales opportunity related to Repair Services to ACF, and ACF has the right, but not the obligation, to accept such sales opportunity. Effective December 31, 2017, this agreement was amended to, among other provisions, remove any specific rights to sales opportunities by ACF and any difference in net profits provided to us related to Repair Services for railcars owned by ARL, a former affiliate of ARI’s that was sold to an unaffiliated third party effective June 1, 2017. After giving effect to the Repair Services Amendment, we have the exclusive right to sales opportunities related to all Repair Services and we will receive 30% of the net profits (as defined in the Repair Services Agreement) for Repair Services related to all railcars, if any, but in any case, we do not absorb any losses incurred by ACF. Subject to certain early termination events, the Repair Services Agreement terminates on December 31, 2020.

For the year ended December 31, 2017 revenues of $0.2 million were recorded under this agreement.

Railcar Management Transition Agreement

In connection with the consummation of the sale of ARL to an unaffiliated third party, the RMTA (as defined below) was amended by a Joinder and Amendment to the RMTA, principally to join ACF as a party thereto, to address certain ACF books and records in the possession of ARL. The RMTA requires ARL to transfer to ACF certain books and records in the possession of ARL and has no other impact on ARI’s rights or obligations under the RMTA. The Joinder and Amendment to the RMTA was unanimously approved by the independent directors of the Company's Audit Committee.
CERTAIN TRANSACTIONS WITH ARL

From time to time, we have entered into various agreements with ARL. ARL was an affiliate of the Company and Mr. Carl Icahn until June 1, 2017 when ARL was sold to an unaffiliated buyer. Those agreements are described below.

Railcar Management Agreements and Subcontractor Agreement

From time to time, we or our wholly-owned subsidiaries have entered into railcar management agreements with ARL, pursuant to which we or our wholly-owned subsidiaries engaged ARL to manage, sell, operate, market, store, lease, re-lease, sublease and service our and our subsidiaries’ railcars, subject to the terms and conditions of the applicable agreement. These agreements provide that ARL will manage the leased railcars (as identified in the respective agreement) including arranging for services, such as repairs or maintenance, as deemed necessary. Each of these agreements was unanimously approved by the independent directors of our audit committee.

On February 29, 2012, we entered into a railcar management agreement with ARL (the ARI railcar management agreement). The agreement, as amended, was effective as of January 1, 2011, and continued until June 1, 2017 when it was terminated pursuant to the RMTA. After the sale of ARL, ARI manages its own railcars. In December 2012, our wholly-owned subsidiary, Longtrain Leasing I, LLC (LLI) entered into a similar agreement with ARL (the LLI railcar management agreement). On October 16, 2014, our wholly-owned subsidiary Longtrain Leasing II, LLC (LLII) entered into a railcar management agreement with ARL (the LLII railcar management agreement).

In January 2015 in connection with a refinancing, the LLI and LLII railcar management agreements were terminated and our wholly-owned subsidiary Longtrain Leasing III, LLC (LLIII) entered into a similar railcar management agreement with ARL (the Longtrain RMA and together with the railcar management agreements discussed above, the Railcar Management Agreements). Pursuant to the Longtrain RMA, ARL, as manager, marketed LLIII railcars for lease, and arranged for the operation, storage, re-lease, sublease, service, repair, overhaul, replacement, and maintenance of the LLIII railcars. In addition, a subsidiary of ARL served as administrator of the accounts used to service the debt under the LLIII indenture.

As provided in the RMTA, following the closing of the sale of ARL to an unaffiliated third party buyer (the ARL Sale), the Longtrain RMA continued in effect, with ARL remaining as manager of the LLIII railcars under the Longtrain RMA and the Longtrain indenture, until ARI obtained noteholder consent for ARI to replace ARL as manager of the LLIII railcars under the LLIII indenture and certain related documents and became the manager of the LLIII railcars. The noteholder consent was obtained on April 10, 2018 and on April [17], 2018, as further described in our Current Report on Form 8-K filed with the SEC on April [17], 2018, ARI became the manager of the LLIII railcars and the Longtrain RMA was terminated.

Further, as contemplated by the RMTA, effective as of the closing of the ARL Sale, ARI entered into a subcontractor agreement (the Subcontractor Agreement) to provide services to ARL covering the day to day management of the LLIII railcars and the leases associated therewith. Under this arrangement, ARL and its subsidiary, as manager and administrator, respectively, remained in control of the accounts used to service the debt under the Longtrain indenture until the noteholder consent was obtained and ARI and its subsidiary became manager and administrator, respectively. During the term of the Subcontractor Agreement, management fees and expenses paid to ARL in respect of management duties subcontracted to ARI were paid by ARL to ARI. The Subcontractor Agreement terminated automatically on April [17], 2018, when ARI became the manager of the LLIII railcars following receipt of the noteholder consent.

Subject to the terms and conditions of each Railcar Management Agreement, ARL received, in respect of leased railcars, a management fee based on the lease revenues. Under the ARI railcar management agreement, in addition to the management fee, ARL received a fee consisting of a lease origination fee, and, in respect of railcars sold by ARL, sales commissions.

In 2017, total fees incurred by ARI related to the Railcar Management Agreements were $3.1 million.

Railcar Management Transition Agreement

On December 16, 2016, we entered into the railcar management transition agreement (the RMTA) with ARL in anticipation of the ARL Sale. The RMTA, among other things, addresses the transition, from ARL to ARI following the ARL Sale, of the management of railcars owned by ARI and LLIII. AEPC, a company controlled by Mr. Carl Icahn, the Company's principal beneficial stockholder through IELP, and an affiliate of ARL’s buyer, are also parties to the RMTA for the limited purposes previously disclosed. Immediately prior to the ARL Sale, ARL and its subsidiaries were controlled by Mr. Carl Icahn. In connection with the ARL Closing, the RMTA was amended by a Joinder and Amendment to the RMTA, principally to join ACF, a company controlled by Mr. Carl Icahn, as a party thereto, to address certain ACF books and records in the possession of ARL, as discussed above.

In addition to the provisions of the RMTA related to the Railcar Management Agreements described above, the RMTA, among other things, requires ARL to transfer to ARI certain books and records and electronic data with respect to ARI's and LLIII's railcars and the Company's and LLIII's leasing businesses and otherwise assist in the transfer of the management of the leasing businesses to ARI, provided that if the noteholder consent was not obtained, ARL, under its buyer's management, would have remained the manager of the LLIII railcars under the Indenture. Pursuant to the terms and conditions of the RMTA, ARL provides ARI an irrevocable, fully paid, non-transferable (except as set forth therein), royalty-free license to certain software and databases owned and used by ARL to manage its railcars and ARI's and LLIII's railcars. The RMTA also provides for the termination, as of the consummation of the ARL Sale, of the Trademark License Agreement, dated as of June 30, 2005, between ARI and ARL (the Trademark License), pursuant to which ARI granted to ARL a license to use ARI's trademarks "American Railcar" and the "diamond shape" of its logo, and provides for the wind-down of ARL's use of such trademarks.

Pursuant to the terms and conditions of the RMTA, ARI has agreed not to solicit or hire ARL employees until 24 months after the consummation of the ARL Sale, subject to certain exceptions.

The RMTA, subject to its terms, also provides for the termination of, and the discharge and release of obligations under, certain other agreements that ARI and its subsidiaries are party to on the one hand, and ARL is party to on the other hand, including (i) the ARI Railcar Management Agreement, pursuant to which ARI engaged ARL to manage ARI's railcars; (ii) subject to receiving noteholder consent (and the terms and conditions thereof), the Longtrain RMA, pursuant to which LLIII engaged ARL to manage LLIII's railcars; (iii) the Railcar Services Agreement, pursuant to which ARI provides ARL railcar repair, engineering, administrative and other services on an as needed basis; (iv) the Consulting Services Agreement, dated as of March 1, 2016, between ARI and ARL, pursuant to which ARI agreed to provide legal services to ARL; and (v) the Trademark License described above.

Pursuant to the terms and conditions of the RMTA, AEPC has agreed to (i) undertake certain payment and performance obligations of ARL to ARI and (ii) pay or reimburse, as applicable, certain costs and expenses of ARI incurred in connection with the ARL Sale and the RMTA. In addition, pursuant to the terms and conditions of the RMTA, Buyer and an affiliate of Buyer have agreed to undertake certain payment and performance obligations of ARL to ARI following the closing of the ARL Sale. The amount receivable from AEPC pursuant to the RMTA, which was recorded within accounts receivable, due from related parties on the consolidated balance sheets was $0.4 million as ofDecember 31, 2017.

The independent directors of the Company's Audit Committee reviewed the terms and conditions of the RMTA and received advice from independent legal counsel in connection therewith. The Audit Committee unanimously approved the terms and conditions of, and the Company's entry into, the RMTA and the joinder and amendment thereto.

Railcar Services Agreement

Effective April 15, 2011, we entered into a railcar services agreement with ARL. Under the agreement, we provided railcar repair, engineering, administrative and other services, on an as needed basis, for ARL's lease fleet at mutually agreed-upon prices. The agreement had an initial term of three years and automatically renewed for additional one-year periods until the Railcar Services Agreement was terminated upon consummation of the ARL Sale, in accordance with the RMTA. In 2017, our revenues from railcar services included $10.1 million from transactions with ARL.
CERTAIN TRANSACTIONS INVOLVING MR. CARL ICAHN AND OTHER RELATED ENTITIES

Registration Rights

We entered into a registration rights agreement, effective upon the completion of our initial public offering, with certain of our existing shareholders, including shareholders controlled by Mr. Carl Icahn. The shareholders that are party to the registration rights agreement have the right to require us, subject to certain terms and conditions, to register their shares of our Common Stock under the Securities Act of 1933. These shareholders collectively have an aggregate of five demand registration rights, three of which relate solely to registration on a short-form registration statement, such as a Form S-3. In addition, if we propose to register any additional shares of our Common stock under the Securities Act, these shareholders will be entitled to customary "piggyback" registration rights, which will entitle them to include their shares of capital stock in a registration of our securities for sale by us or by other security holders. The registration rights granted under the registration rights agreement are subject to customary exceptions and qualifications and compliance with certain registration procedures. Approximately 11.2 million shares of our Common Stock are entitled to the benefits of these registration rights.

Railcar Leases

Beginning in 2016, the Company has leased railcars to certain entities controlled by Mr. Carl Icahn (the IELP Entities) under operating lease arrangements. Any related party railcar lease agreements have been and will be subject to the approval or review by the independent directors of the Company's audit committee. Revenues from railcars leased to certain of the IELP Entities were $1.0 million for the year ended December 31, 2017.

Railcar Services

In conjunction with the ARL Sale, each of AEPC RemainCo LLC (a wholly-owned subsidiary of AEPC) and AEP Rail RemainCo LLC (a wholly-owned subsidiary of AEP Rail Corp.) (each, a RemainCo and, collectively, the RemainCos) retained ownership of certain railcars that had previously been owned by ARL. Each RemainCo is controlled by Mr. Carl Icahn, ARI's principal beneficial stockholder, through IELP. For the year ended December 31, 2017, revenue of $1.4 million was recorded related to railcar services performed on these railcars.

Additionally, the Company has performed railcar services for railcars owned by certain of the IELP Entities. Revenues from railcar services provided to certain of the IELP Entities were $0.2 million for the year ended December 31, 2017.

Transactions with Insight Portfolio Group LLC

Insight Portfolio Group LLC (Insight Portfolio Group) is an entity formed and controlled by Mr. Carl Icahn to maximize the potential buying power of a group of entities with which Mr. Carl Icahn has a relationship in negotiating with a wide range of suppliers of goods, services and tangible and intangible property at negotiated rates. ARI, and a number of other entities with which Mr. Carl Icahn has a relationship, have minority equity interests in Insight Portfolio Group and pay fees as part of being a member of Insight Portfolio Group. In 2017, total fees paid to Insight Portfolio Group were $0.2 million.

Transactions with M. W. Recycling
We are party to a scrap agreement with M. W. Recycling (MWR), a company controlled by Mr. Carl Icahn. Under the agreement, we sell and MWR purchases scrap metal from several of our plant locations. This agreement had an initial term through November 2015 and was renewed in September 2016, with an effective date in December 2015, to among other provisions, extend the term through May 2019, after which the agreement continues until terminated by either party, in accordance with the provisions of the agreement. This agreement was approved by the independent directors of our audit committee. For the fiscal year ended December 31, 2017, MWR collected our scrap material and paid us $2.4 million.
General Counsel
Mr. Yevgeny Fundler joined ARI as our Senior Vice President, General Counsel and Secretary in March 2014.In March 2014, Mr. Fundler also assumed the role of general counsel with ARL. In addition, since March 2010, he has consulted for Insight Portfolio Group as its general counsel. In connection with this service, Insight Portfolio Group directly pays Mr. Fundler a salary. The independent directors of the Company's Audit Committee considered Mr. Fundler's provision of services to ARL and Insight Portfolio Group in connection with their review and approval of Mr. Fundler's employment by the Company. On February 19, 2016, ARI, ARL and Mr. Fundler agreed that, effective March 1, 2016, Mr. Fundler ceased to be an employee of ARL. In connection with this change, the Company entered into a consulting services agreement with ARL, pursuant to which ARI agreed to designate and cause one or more of its employees to be available to provide legal services to ARL. Mr. Fundler was designated by ARI to provide these services pursuant to this agreement. This agreement terminated in accordance with the RMTA upon consummation of the ARL Sale.
REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

Our audit committee, which is comprised solely of independent members of our board of directors, is responsible under its charter for reviewing and approving "related person transactions," as those terms are defined by the SEC, for potential conflict of interest situations on an ongoing basis, unless such duty has been delegated to another committee of our board of directors consisting solely of independent directors.

At each audit committee meeting, management reports any related person transactions under consideration. After review, the audit committee approves or disapproves such transactions. In reviewing, approving or ratifying related person transactions, the audit committee is responsible for obtaining the material facts of the related person transaction and considering such factors as it deems appropriate.
PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Securities Exchange Act of 1934 (Section 14A), as amended, and the related rules of the SEC, as well as the NDPTCA afford our shareholders the right to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with applicable rules.

Our executive compensation programs are designed to help us attract and retain superior executive talent, while providing competitive and differentiated levels of pay based on corporate and individual performance that reinforce the alignment of the interests of the members of our executive management team with those of our shareholders. Please read the "Compensation Discussion and Analysis" section above for details about our executive compensation programs, including information about the 2017 compensation of our named executive officers and the compensation committee report.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a "say-on-pay" proposal, gives you as a shareholder the opportunity to express your views on our named executive officers' compensation. This vote is not intended to address any specific element of our compensation programs, but rather to address our overall approach to the compensation of our named executive officers described in this proxy statement. To that end we will ask our shareholders to vote "FOR" the following resolution at the Annual Meeting:

"RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company's Proxy Statement for the 2018 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, narrative disclosure and the report of the compensation committee of the board of directors."

Vote Required

The affirmative vote of a majority of votes properly cast, in person or represented by proxy, on this proposal is required to approve on an advisory basis, the executive compensation as disclosed in this proxy statement. Abstentions and broker "non-votes" will not have any effect on this proposal.

Your vote will not directly affect or otherwise limit any existing compensation or award arrangement of any of our named executive officers. Because your vote is advisory, it will not be binding upon the Company, the compensation committee or our board of directors. Our board of directors and the compensation committee will, however, take into account the outcome of the say-on-pay vote when considering future compensation arrangements. The Company provides shareholders with an opportunity to approve, on a nonbinding advisory basis, the compensation of the named executive officers each year at the Annual Meeting of shareholders, as required by the NDPTCA. The next such vote will occur at the 2019 annual meeting of shareholders.

The Board of Directors unanimously recommends that you vote "FOR" this proposal.
OTHER MATTERS

Shareholder Proposals and Nominations for Director

A request by a shareholder that the Company, pursuant to Rule 14a-8 of the Exchange Act, include in its proxy materials for its 2019 Annual Meeting of Shareholders such shareholder's proposal of business to be brought before the 2019 annual meeting must be received by the Company at its principal executive offices no later than December 27, 2018. Such proposals must also meet the other requirements of the rules of the SEC.

A shareholder who wishes to nominate a candidate for election to the Company's board of directors or make a proposal for other business to be brought before the Company's 2019 Annual Meeting of Shareholders without requiring the Company to include such nomination or proposal in its proxy materials, must give timely notice in accordance with the Company's by-laws and the NDPTCA to: c/o Secretary, American Railcar Industries, Inc., 100 Clark Street, St. Charles, Missouri 63301.

To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Company no earlier than February 5, 2019 and no later than the later of (i) March 7, 2019 or (ii) twenty-five days after the Company has made a public announcement of the date of its 2019 Annual Meeting of Shareholders in accordance with the NDPTCA. If the date of the Company's 2019 Annual Meeting is changed by more than five (5) days from the anniversary date of the 2018 Annual Meeting, then, to be timely, a shareholder's notice must be received no later than the later of (i) ninety (90) days prior to the date of the 2019 Annual Meeting of Shareholders or (ii) twenty-five (25) days after the Company has made a public announcement of the date of its 2019 Annual Meeting of Shareholders in accordance with the NDPTCA. If a shareholder who wishes to make a nomination or present a proposal fails to timely notify the Company in accordance with the Company's by-laws, the proxies that management solicits for the meeting will have discretionary authority to vote on the shareholder's nomination or proposal if it is properly brought before the Annual Meeting. If a shareholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the SEC.

If a "qualified shareholder" (as defined under the NDPTCA) provides timely notice of an intention to nominate one or more candidates for election to the board of directors at the 2019 Annual Meeting of Shareholders and otherwise complies with the applicable provisions of the NDPTCA and the Company's by-laws, the Company will include such nomination(s) in the Company's proxy materials for its 2019 annual meeting.

All shareholder nominations and proposals must satisfy any applicable requirements of the Company's by-laws, rules of the SEC and North Dakota corporate law, including the NDPTCA. The Company's board of directors may refuse to acknowledge any nomination or proposal not made in compliance with applicable laws and regulations and the Company's by-laws.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of our Common Stock to file initial reports of their ownership and report changes in ownership of our Common Stock with the SEC. To the best of our knowledge, based solely on a review of reports furnished to us and written representations from reporting persons, each person who was required to file such reports complied with the applicable filing requirements during 2017.

Shareholders Sharing an Address

Only one Notice and if applicable, a single set of our proxy materials, including the proxy statement, the proxy card, our annual report and the Notice, is being delivered to multiple shareholders sharing an address, unless we have received contrary instructions from one or more of the shareholders. We will undertake to deliver promptly upon written or oral request a separate copy of the materials to a shareholder at a shared address to which a single copy of the materials was delivered. You may make a written or oral request by sending a written notification to the Secretary, American Railcar Industries, Inc., 100 Clark Street, St. Charles, Missouri 63301, stating your name, your shared address, and the address to which we should direct the additional copy of the materials, or by calling our executive office at (636) 940-6000. If multiple shareholders sharing an address have received one copy of these materials and would prefer us to mail each shareholder a separate copy of future mailings, you may send notification to or call our executive office. Additionally, if current shareholders with a shared address received multiple copies of these materials and would prefer us to mail one copy of future mailings to shareholders at the shared address, notification of that request may also be made by mail or telephone call to our executive office.

Report on Form 10-K

The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as filed with the SEC, including financial statements, is included with the Annual Report made available to each shareholder in accordance with the instructions provided in the Notice mailed to each shareholder. Shareholders may obtain without charge a copy of the Form 10-K, excluding certain exhibits, by writing to the Secretary, American Railcar Industries, Inc., 100 Clark Street, St. Charles, Missouri 63301.

Incorporation by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any filing by the Company under the Securities Act or the Exchange Act, the section of the proxy statement entitled "Audit Committee Report" shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

Other Business

Management knows of no other matters that will be presented for action at the Annual Meeting. However, the enclosed proxy gives discretionary authority to the persons named in the proxy in the event that any other matters should be properly presented to the meeting.

It is important that proxies be received promptly. Therefore, shareholders are urged, regardless of the number of shares owned, to promptly vote in accordance with the instructions provided in the Notice.

AMERICAN RAILCAR INDUSTRIES, INC.
100 CLARK STREET
ST. CHARLES, MO 63301

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E45901-P09038

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMERICAN RAILCAR INDUSTRIES, INC.

The Board of Directors recommends you vote FOR the following proposal:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. SungHwan Cho	☐	☐	☐
1b. James C. Pontious	☐	☐	☐
1c. J. Mike Laisure	☐	☐	☐
1d. Harold First	☐	☐	☐
1e. Jonathan Frates	☐	☐	☐
1f. Michael Nevin	☐	☐	☐
1g. Patricia A. Agnello	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	**Against**	**Abstain**
2. To vote on a nonbinding advisory resolution to approve our executive compensation.	☐	☐	☐

Please indicate if you plan to attend this meeting. ☐ **Yes** ☐ **No**

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

E45902-P09038

The undersigned shareholder of American Railcar Industries, Inc., a North Dakota corporation (the "Company"), hereby appoints SungHwan Cho and Yevgeny Fundler, and each of them acting singly, with full power of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held at Embassy Suites, 2 Convention Center Plaza, St. Charles, Missouri 63303, on Tuesday, June 5, 2018 at 10:00 A.M., local time, and at any adjournment or postponement thereof, with all power which the undersigned would possess if personally present, and to vote all shares of stock that the undersigned may be entitled to vote at said meeting upon the matters set forth in the Notice of Annual Meeting of Shareholders in accordance with the instructions on the reverse side and with discretionary authority upon such other matters as may come before the meeting. All previous proxies are hereby revoked.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side